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                                 [LETTERHEAD]



                                 June 9, 1998



Board of Directors
99CENTS Only Stores
4000 Union Pacific Ave.
City Of Commerce, CA 90023


     Re:  99CENTS ONLY STORES, INC., A CALIFORNIA CORPORATION
          REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

     In connection with the registration by 99CENTS Only Stores, a California corporation (the "Company"), of shares of common stock of the Company, no par value (the "Shares"), under the Securities Act of 1933, as amended (the "Act"), on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on April 20, 1998, and, as such filing may be hereafter amended (the "Registration Statement"), you have requested our opinion with respect to the matter set forth below.

     In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Shares and, for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments as we have deemed necessary or proper for purposes of this opinion.

     In our examination we have assumed the legal capacity of all natural persons, the genuineness of all signatures, and the authenticity of all documents submitted to us. In making our examination of documents executed by the parties, we have assumed that such parties have the power to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action and the valid execution and delivery by such parties of such documents and the validity, binding effect and enforceability thereof.

     This opinion is conditioned upon certain representations made by the Company as to factual matters through a certificate of an officer of the Company, which provided that (i) the Company will not reacquire any of the Shares it exchanges for shares of Universal International, Inc. ("Universal") common stock and (ii) the Company has no plans to cease Universal's business. The officer's certificate also provided that the Company will refrain from certain specified activities which would jeopardize the tax-free nature of the reoganization. This opinion is also based on certain representations as to factual matters made through an additional certificate

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99CENTS Only Stores, Inc.
June 9, 1998
Page


of an officer of Universal, which provided that Universal will refrain from certain specified activities which would jeopardize the tax-free nature of the reorganization. Also, this opinion is based upon the factual representations of the Company representing its business and properties as set forth in the Registration Statement. Furthermore, we have assumed that the Exchange Offer will be consummated pursuant to its terms, including the exhibits thereto.

     We are opining herein as to the effect on the subject transaction only of the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

     Based upon the facts set forth in the Registration Statement and in the form of Certificates, it is our opinion that the exchange of shares pursuant to the Exchange Offer, and subject to the successful completion of all of the conditions to the Exchange Offer, will qualify as a "reorganization" as defined in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Company and Universal shareholders who tender their shares pursuant to the Exchange Offer will be parties to that reorganization within, the meaning of Section 368(b) of the Code. If the conditions of the Exchange Offer are not met, but the Company accepts individual tender offers by Universal shareholders, then we are of the opinion that, subject to the assumptions, exceptions and qualifications set forth herein, as of the date hereof, the transaction will not qualify as a reorganization. In either case, it is our opinion that the material federal income tax consequences of the Exchange Offer to Universal shareholders will be as described under the caption "THE EXCHANGE OFFER-- United States Federal Income Tax Consequences" in the Proxy Statement/Prospectus included within the Registration Statement.

     No opinion is expressed as to any matter not discussed therein.

     This opinion is based on various statutory provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and in some circumstances, with retroactive effect. A material change in the authorities upon which our opinion is based, and any variation or difference in the facts from those set forth in the Registration Statement or the Certificates, could affect our conclusions.

     This opinion is rendered to you for use in connection with the Registration Statement. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Opinions," and to the reference to our firm contained in the Proxy Statement/Prospectus under the caption "THE EXCHANGE
OFFER--United States Federal Income Tax Consquences."

                                       Very truly yours,

                                       /s/ Troop Meisinger Steuber & Pasich, LLP

                                       TROOP MEISINGER STEUBER & PASICH, LLP